Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2025, in the Registration Statement (Form S-1) and related Prospectus of Autolus Therapeutics plc for the registration of up to 54,584,250 American Depositary Shares, representing 54,584,250 of its ordinary shares.

/s/ Ernst & Young LLP

Reading, United Kingdom
May 8, 2025